Exhibit 10.11

ECOVYST INC.
2017 Omnibus Incentive Plan, as Amended and Restated

Performance Stock Unit Award Agreement

This Performance Stock Unit Award Agreement (this “Agreement”) is made by and between Ecovyst Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”), effective as of [●] (the “Date of Grant”).

RECITALS

WHEREAS, the Company has adopted the Ecovyst Inc. 2017 Omnibus Incentive Plan, as Amended and Restated (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant of an Award of performance stock units (“PSUs”) to the Participant that provides the Participant the conditional opportunity to acquire one share of Common Stock (a “Share”) with respect to each PSU forming part of the Award, subject to the terms and conditions set forth in the Plan and this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.    Grant of PSUs. The Company has granted to the Participant [●] PSUs (the “Target Award), effective as of the Date of Grant, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as forth in the Plan.

2.    Earning and Vesting of PSUs. Subject to the terms and conditions set forth in the Plan and this Agreement, the PSUs may be earned and will vest as follows:

(a)    Performance Conditions. Between 0% and 200% (the “Payout Range”) of the Target Award is eligible to be earned contingent on achievement of the Performance Measures set forth on Appendix A to this Agreement during the period beginning on January 1, 2020 and ending on December 31, 2022 (the “Performance Period”) and other terms and conditions as set forth in Appendix A to this Agreement.

(b)    Vesting Schedule. Subject to the terms and conditions set forth in the Plan and this Agreement, and except as otherwise provided in Section 2(b) or Appendix A of this Agreement, any PSUs that are earned in accordance with Appendix A will vest on the date the Committee certifies the levels of achievement of the Performance Measures, which shall be no later than sixty (60) days following the end of the Performance Period (the “Performance Vesting Date”), subject to the Participant’s continued Service through the Performance Vesting Date (or other earlier vesting date specified in Appendix A). Any PSUs that are not earned in accordance with Appendix A on the Performance Vesting Date (or any other date specified in Appendix A) will immediately terminate and be forfeited and cancelled without payment of consideration therefor.

(c)    Termination of Service. Except as otherwise provided in Appendix A of this Agreement, the Participant shall forfeit, immediately and without consideration, all unvested PSUs upon a termination of the Participant’s Service for any reason. Without limiting the generality of the foregoing, the PSUs and the Shares (and any resulting proceeds) will continue to be subject to Section 13 of the Plan.

3.    Payment

(a)    Settlement. The Company shall deliver to the Participant within thirty (30) days following the vesting date of the PSUs (but no later than March 15th of the year following the year in which such PSUs are earned hereunder) a number of Shares equal to the aggregate number of PSUs that are earned in accordance with Appendix A and that vest on such date. No fractional Shares shall be delivered. The Company may deliver such Shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of Shares to be issued in respect of the PSUs registered in the name of the Participant.

(b)    Withholding Requirements. The Company will have the power and the right to deduct or withhold automatically from any Shares deliverable under this Agreement or from any other compensation payable to the Participant, or to require the Participant or the Participant’s representative to remit to the Company, up to the maximum statutory amount necessary to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. Nothing in this Agreement may be construed as relieving the Participant of his or her obligation to satisfy all taxes required to be withheld in connection with the award, vesting or settlement of the PSUs.

4.    Adjustment of Shares. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.5 of the Plan, the PSUs may be adjusted by the Committee in accordance with Section 4.5 of the Plan.

5.    Miscellaneous Provisions

(a)    Securities Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

(b)    Rights of a Shareholder of the Company. Prior to settlement of the PSUs and the delivery of Shares to the Participant with respect thereto, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any Shares underlying the PSUs and the Participant will not receive payment of, or credit for, dividends or dividend equivalents with respect to any Shares underlying the PSUs.

(c)    Transfer Restrictions. The PSUs may not be transferred except as expressly permitted under Section 15.3 of the Plan. The Shares delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(d)    No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(e)    Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(f)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(g)    Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(h)    Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(i)    Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(j)    Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant agrees that he or she will bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the federal and state courts located within the geographic boundaries of the United States District Court for the Eastern District of Pennsylvania (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action will be effective if notice is given in accordance with this Agreement.

(k)    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

Appendix A

PERFORMANCE MEASURES AND VESTING TERMS

Performance Measures. The Performance Measures associated with the PSUs are Three-Year Average Return on Net Tangible Assets (“ROANTA”) as calculated utilizing the methodology and adjustments described in the definition below, and Relative Total Shareholder Return (“TSR”) Performance, as calculated utilizing the methodology and adjustments described in the definition below.

1. Performance Factor for Three-Year Average ROANTA. The performance factor for Three -Year Average ROANTA (the “ROANTA Performance Factor”) is determined utilizing the percentage which correlates in the chart below with actual Three-Year Average ROANTA.

ROANTA Performance Factor	Three-Average Year ROANTA
200%	18.1%
150%	17.9%
100%	17.7%
50%	17.25%
25%	16.8%

2. Performance Factor for Relative TSR Performance. The performance factor for Relative TSR Performance (the “TSR Performance Factor”, with the ROANTA Performance Factor, hereinafter referred to separately each as a “Performance Factor” and collectively as the “Performance Factors”) is determined utilizing the percentage in the chart below which correlates with the Company’s actual TSR performance relative to the actual TSR performance of all of the companies in the Russell 2000 Index:

Place in Russell 2000 Index	25th percentile	32.5th percentile	50th percentile	62.5th percentile	75th percentile
TSR Performance Factor	25%	50%	100%	150%	200%

3. Determination of Earned PSUs. Fifty percent (50%) of the PSUs that are earned under this Appendix A will be determined by multiplying the ROANTA Performance Factor by fifty percent (50%) of the Target Award, rounded down to the nearest whole share, and the remaining fifty percent (50%) of the PSUs that are earned under this Appendix A will be determined by multiplying the TSR Performance Factor by fifty percent (50%) of the Target Award, rounded up to the nearest whole share.

4. Rules for Determining the Performance Factors. The following rules will apply separately in determining the Performance Factors for each Performance Measure.

4.1 If actual performance is below threshold, the Performance Factor will be zero percent (0%), and no PSUs will be earned with respect to the applicable Performance Measure.

4.2 If actual performance is above maximum, the Performance Factor will be (and will not exceed) two hundred percent (200%).

4.3 If actual performance is between the threshold and maximum benchmarks for Three-Year Average ROANTA and between the benchmarks for Relative TSR Performance, as set forth in each of the two charts above, then the Performance Factor will be determined by linear interpolation.

4.4 In calculating the Performance Factor all percentages will be rounded to the nearest one-tenth (1/10th) of one percent (1%). In calculating the number of PSUs that are earned under Section 3 of this Appendix A, the number of earned PSUs shall be rounded to the nearest whole PSU.

5.     Definition of Three- Year Average ROANTA. ROANTA is defined as:

(Adjusted EBITDA - Depreciation) * (1- Adjusted Tax Rate)
Average Investment (Average Net Working Capital + Average Net Property, Plant & Equipment)

EBITDA consists of net income (loss) attributable to the Company before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA adjusted for (i) non-operating income or expense, (ii) the impact of certain non-cash, nonrecurring or other items included in net income (loss) and EBITDA that the Company does not consider indicative of its ongoing operating performance, and (iii) depreciation, amortization and interest of the Company’s 50% share of the Zeolyst Joint Venture.

Adjusted Tax Rate - the tax rate effective for each tax jurisdiction. Tax rates are frozen at the assumed 2020 operating plan tax rates.

Average Net Working Capital - the sum of Accounts Receivable and Inventory, less Accounts Payable for the corresponding year.

Average Net Working Capital and Average Net Property, Plant & Equipment shall be calculated each year based upon the balances at the beginning and ending of each year.

Three-Year Average ROANTA shall be calculated as the simple average of the three annual ROANTA calculations.

6. Definition of Relative TSR Performance. TSR is defined as the financial gain that results from a change in the price of a company’s stock during the Performance Period plus any dividends paid by the company during the Performance Period divided by the price of the company’s stock at the beginning of the Performance Period. Relative TSR Performance shall be determined by comparing the Company’s actual TSR performance relative to the TSR performance of all of the companies included in the Russell 2000 Index as last day of the Performance Period. TSR performance shall be calculated utilizing a widely-accepted financial reporting service identified by the Committee at the end of the Performance Period.

7. Adjustments. Certain adjustments may be made at the discretion of the Committee to the Three-Year Average ROANTA and the Relative TSR Performance thresholds, targets and maximums as set forth in the tables above in in the event of the Company’s acquisition or divestiture of an entity, business, or product line, or any capital market transactions including debt refinancings or equity offerings.

8. Termination by Reason of Disability, Retirement, Good Reason, Termination by the Company without Cause or Death. Upon a termination of the Participant’s Service during the Performance Period by reason of Disability, Retirement (defined below), Good Reason (defined below), termination by the Company without Cause, or death, the PSUs shall be eligible to be earned and to vest as follows (and any PSUs that are not earned and do not vest under the circumstances described below will be forfeited and cancelled without payout of consideration therefor):

8.1 If the Participant’s Service is terminated by the Company without Cause or due to his or her Disability, or if the Participate terminates his or her Service due to Retirement or Good Reason, in each case, before the end of the Performance Period, the PSUs will remain outstanding and will be eligible to be earned based on actual performance as determined under this Appendix A, subject to pro ration as provided for below, and to vest on the Performance Vesting Date. Any PSUs that are so earned will be pro rated by dividing the number of earned PSUs by a fraction, the numerator of which is the number of days the Participant actually worked in the Performance Period, and the denominator of which is the number of days in the Performance Period.

8.2 If the Participant’s Service is terminated due to his or her death before the end of the Performance Period, upon such termination, a number of PSUs will be deemed earned and will vest equal to the Target Award multiplied by a fraction, the numerator of which is the number of days worked in the

Performance Period, and the denominator which is the total number of days in the Performance Period.

8.3 For purposes of this Appendix A, “Retirement” means a termination of Service due to the voluntary resignation of the Participant, other than at a time when Cause exists, after attaining the age of 60 with a minimum of ten years of continued Service (for the avoidance of doubt, from the most recent hire date, including service with predecessor acquired entities).

8.4 For purposes of this Appendix A, “Good Reason” shall have the meaning set forth in any severance agreement between the Participant and the Company and/or any of its Subsidiaries to the extent that such severance agreement provides for the voluntary resignation of the Participant for “Good Reason”.

9. Change in Control.

9.1 If a Change in Control occurs during the Performance Period, upon such Change in Control, a number of PSUs will be deemed earned and will vest as provided for in Section 9.2 below. Any PSUs that do not vest in connection with such Change in Control as provided for in this Section 9 will be forfeited and cancelled without payment of consideration therefor.

9.2 For purposes of determining the number of PSUs that vest in connection with a Change in Control, the Performance Factors shall be determined as otherwise set forth in Sections 2, 3 and 4 of this Appendix A, except that (i) the Performance Period shall be deemed to have ended on (A) the date of the Change in Control, if the Change in Control occurs on the last date of a fiscal quarter, or (B) the last day of the fiscal quarter preceding the Change in Control if the Change in Control does not occur on the last day of a fiscal quarter, and (ii) if the date the Performance Period is deemed to have ended under clause (i) is not also the last day of a fiscal year, then the period between the last day of the Company’s immediately preceding fiscal year and the deemed last day of the Performance Period (the “Stub Period”) shall be deemed a fiscal year for purposes of this Appendix A and the Company’s ROANTA for such deemed fiscal year shall be an annualized amount based on the Company’s actual ROANTA for the Stub Period.